INNOVATIVE MEDICAL SERVICES                                    EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE SIX MONTHS ENDED JANUARY 31, 1998 AND 1999



                                                    For the Six Months Ended
                                                           January 31
                                                   --------------------------
                                                       1999          1998
                                                       ----          ----

Shares outstanding                                   4,149,476     3,832,851
                                                   -----------   -----------

Weighted average shares outstanding                  3,949,293     3,655,134
Stock Options                                        1,306,250       406,250
Warrants                                             1,798,125     1,798,125
                                                   -----------   -----------
   Total weighted average shares outstanding         7,053,668     5,859,509
                                                   ===========   ===========

Net Income (Loss)                                  $   294,143   $  (794,702)
                                                   ===========   ===========

Primary Net Earnings (Loss) per share              $      0.07   $    (0.22)
                                                   ===========   ===========

Fully Diluted Net Earnings (Loss) per share        $      0.04   $    (0.14)
                                                   ===========   ===========